Beckstead and Watts, LLP
Certified Public Accountants
                                      3340 Wynn Road, Ste. B
                                         Las Vegas, NV 89102
                                                702.257.1984
                                            702.362.0540 fax




April 21, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Beckstead and Watts, LLP was previously principal accountant for Karma Media, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2003 and 2002. Effective April 20, 2004, we were terminated by the Company as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K/A dated April 21, 2004, and we agree with such statements except that we cannot confirm or deny that the appointment of Bagell Josephs & Co. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Beckstead and Watts, LLP
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Beckstead and Watts, LLP